EXHIBIT 99

Connecting with Our Shareholders

[LOGO] First Interstate BancSystem
               Fourth Quarter 2002

To our shareholders,

We are pleased to announce that First Interstate BancSystem has achieved record earnings for the 14th consecutive year! The company earned $34,794,000 in 2002, a 5% increase over last year’s earnings, as adjusted for the add back of goodwill amortization. Diluted earnings per share was a record $4.44, up $.26 from last year. Return on average common equity of 14.99% in 2002 declined from 15.80% last year.

Several major factors contributed to our record year. First, we experienced significant growth in both loans and deposits throughout 2002. Loans increased $114 million, or 5.4%. Deposit growth of $239 million, or 8.9%, exceeded our expectations. Due to the significant growth in our balance sheet, net interest income increased $10,806,000 over last year. Lastly, low interest rates impacted us in many ways. Fee income from residential real estate loan originations increased $2,732,000, or 42% from last year. But due to the increased likelihood of mortgage loan prepayments, we recorded $2,774,000 impairment to mortgage servicing rights, and accelerated the amortization of the remaining servicing rights, resulting in additional amortization expense of $1,648,000 in 2002. Partially offsetting the impairment of servicing rights were gains of $2,478,000 on sales of investment securities. Second, we sold the Greybull branch at a gain of $1,165,000.

Partially offsetting these significant revenue improvements are two primary areas of additional expense. First, due to a softened economy and increased non accrual loans, we increased our provision for loan losses from $7,843,000 in 2001 to $9,191,000 in 2002. Second, non-interest expense increased $11,984,000, or 10%, excluding the goodwill adjustment and mortgage servicing amortization and impairment. Salaries and benefits represent 56% of this increase.

Fourth Quarter

Earnings in the fourth quarter of $8,897,000 were the highest quarterly earnings of the year, and were record earnings for a fourth quarter. Earnings were $702,000, or 9%, higher than adjusted fourth quarter 2001. Earnings per common share of $1.14 were up $.10 from last year. Return on average common equity was 14.72% compared to 14.66% in fourth quarter 2001.

Significant variances from fourth quarter 2001 included a $970,000 increase in fee income from residential real estate loan originations and a $762,000 reduction in mortgage servicing rights impairment. However, net interest margin declined 44 basis points from the comparable quarter of 2001 due to the compression in our margin from historically low interest rates. In addition, the decline in rates led to significant prepayments of our mortgage backed investment securities. We	Financial Highlights
	Three Months ended December 31
	in thousands except per share data	2002	2001	% Change

	(unaudited)

	OPERATING RESULTS
	Net income	$8,897	$7,729	15.1%
	Net income as adjusted	8,897	8,195	8.6%
	Diluted earnings per share	1.14	0.98	16.3%
	Diluted earnings per share as adjusted	1.14	1.04	9.6%
	Dividends per share	0.32	0.34	-5.9%

	PERIOD END BALANCES
	Assets	3,559,268	3,278,850	8.6%
	Loans	2,236,550	2,122,102	5.4%
	Investment Securities	799,292	693,178	15.3%
	Deposits	2,911,847	2,672,747	8.9%
	Common Stockholders’ Equity	244,154	222,069	9.9%
	Common Shares Outstanding	7,800	7,849	-0.6%

	QUARTERLY AVERAGES
	Assets	3,536,343	3,246,593	8.9%
	Loans	2,217,092	2,096,277	5.8%
	Investment Securities	751,287	685,775	9.6%
	Deposits	2,904,065	2,631,236	10.4%
	Common Stockholders’ Equity	239,850	221,712	8.2%
	Common Shares Outstanding	7,803	7,857	-0.7%

have reinvested these funds, but at current market rates. As a result, our investment portfolio yield dropped from 5.85% in third quarter 2002, to 4.81% in fourth quarter.

Based on net income in the fourth quarter, a dividend of $.34 per share was paid on January 15, 2003 to shareholders of record as of December 31, 2002.

We are pleased to announce the acquisition of Silver Run Ban-corporation on January 1, 2003. Silver Run’s subsidiary bank United States National Bank of Red Lodge has loans of $36 million and deposits of $42 million. With its great team of employees remaining intact under the First Interstate brand, the bank is expected to continue as the financial leader in the Red Lodge area.

	Thank you to our talented team of employees, shareholders, and directors. We are proud to have achieved another record earning year and we look ahead to a future full of opportunity.

	/s/ Lyle R. Knight		/s/ Terrill R. Moore
	Lyle R. Knight		Terrill R. Moore
	President Chief Operating Officer		Chief Financial Officer

Fourth Quarter 2002	Connecting with Our Customers

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)					CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31			12/31/2002	12/31/2001
	2002	2001	2002	2001

					ASSETS

Total interest income	$48,623	$53,305	$201,306	$219,025	Cash and due from banks	$234,187	$152,609
Total interest expense	15,580	19,459	65,459	93,984	Federal funds sold	50,890	82,185
					Interest bearing deposits	25,815	58,242
Net interest income	33,043	33,846	135,847	125,041	Investment securities	799,292	693,178
Provision for loan losses	2,453	3,026	9,191	7,843	Loans	2,236,550	2,122,102
Net interest income after					Less: allowance for loan losses	36,309	34,091
provision for loan losses	30,590	30,820	126,656	117,198
Noninterest income	16,100	14,930	60,901	52,135	Net loans	2,200,241	2,088,011
Noninterest expense	33,005	33,362	133,316	120,249	Premises & equipment, net	92,907	91,346
					Accrued interest receivable	20,702	24,804
Income before taxes	13,685	12,388	54,241	49,084	Goodwill and core deposit intangibles	37,427	38,850
Income taxes	4,788	4,659	19,447	17,901	Other real estate owned, net	458	414
					Other assets	97,349	49,211
NET INCOME	$8,897	$7,729	$34,794	$31,183
					TOTAL ASSETS	$3,559,268	$3,278,850
Goodwill adjustment (1)	—	466	—	1,895

NET INCOME AS ADJUSTED	$8,897	$8,195	$34,794	$33,078	LIABILITIES AND STOCKHOLDERS’ EQUITY

					Deposits	$2,911,847	$2,672,747
COMMON SHARE DATA:					Fed funds purchased	0	625
Diluted EPS	1.14	0.98	4.44	3.94	Securities sold under repurchase agreements	300,234	271,952
Diluted EPS, as adjusted	1.14	1.04	4.44	4.18	Other liabilities	31,418	29,031
Dividends	0.32	0.34	1.29	1.18	Other borrowed funds	7,970	6,095
Book value			31.30	28.29	Long - term debt	23,645	34,331
Tangible book value			26.50	23.34	Trust preferred securities	40,000	40,000
Appraised value			*	43.00
					TOTAL LIABILITIES	3,315,114	3,056,781
* Currently not available, $45.00 as of September 30, 2002					Common stockholders’ equity	244,154	222,069

					TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,559,268	$3,278,850

SELECTED RATIOS (UNAUDITED)	Three Months Ended December 31		Twelve Months Ended December 31
	2002	2001	2002	2001

PERFORMANCE (1)
Return on avg common equity	14.72%	14.66%	14.99%	15.80%
Return on avg common equity excl. market adj of securities	14.93%	15.16%	15.27%	16.09%
Return on avg assets	1.00%	1.00%	1.04%	1.08%
Net interest margin, FTE	4.30%	4.74%	4.66%	4.67%
Efficiency ratio	67.16%	67.29%	67.76%	66.63%

CREDIT QUALITY (PERIOD END)
Annualized net charge offs to average loans			.31%	.31%
Allowance for loan losses to loans			1.62%	1.61%
Allowance for loan losses to non-accruing loans			126.89%	186.56%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			6.91%	6.75%
Avg loans to avg deposits			79.27%	82.02%

(1) adjusted for the add back of goodwill amortization net of income tax benefits